Exhibit 3.3

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED CHARTER (AS AMENDED)
OF
CORNERSTONE BANCSHARES, INC.

In accordance with the provisions of Sections 48-16-102 and 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation does hereby adopt the following Articles of Amendment (these “Articles of Amendment”) to its Amended and Restated Charter, as amended (the “Charter”):

1.           The name of the corporation is:  Cornerstone Bancshares, Inc.

2.           The Charter is amended by deleting subsections (a) and (b) of Section 3 thereof and, in lieu thereof, adding the following new subsection (a) thereto, setting forth the number, designation, relative rights, preferences and limitations of a new series of preferred stock as fixed by the board of directors of the corporation:

“(a)         Series A Convertible Preferred Stock

Part 1.  Designation and Number of Shares.  There is hereby created out of the authorized and unissued shares of Preferred Stock of the corporation (sometimes also referred to in this Section 3(a) as the “Issuer”) a series of Preferred Stock, no par value, designated as the “Series A Convertible Preferred Stock” (for purposes of this Section 3(a), the “Designated Preferred Stock”).  The authorized number of shares of Designated Preferred Stock shall be 600,000.

Part 2.  Definitions.  The following terms are used in this Section 3(a) as defined below:

(a)           “Applicable Dividend Rate” means 10% per annum.

(b)           “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)           “Board of Directors” means the board of directors, or any duly authorized committee of the board of directors, of the Issuer.

(d)           “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of Tennessee generally are authorized or required by law or other governmental actions to close.

(e)           “Bylaws” means the bylaws of the Issuer, as the same may be amended and/or restated from time to time.

(f)           “Charter” means the charter of the Issuer, as the same may be amended and/or restated from time to time.

(g)           “Closing Price” of any security on any determination date means (i) if the security is primarily traded on the New York Stock Exchange or the Nasdaq Stock Market, the closing sale price or, if no closing sale price is reported, the last reported sale price of the security on that date as reported by such exchange, (ii) if the security is primarily traded on any other U.S. national or regional securities exchange, the closing sale price or, if no closing sale price is reported, the last reported sale price of the security on that date as reported in composite transactions for the exchange on which the security is traded, or (iii) if the security is not listed on any such exchange, the last quoted bid price for the security on that date in the over-the-counter market as reported by the Over the Counter Bulletin Board (OTCBB), Pink OTC Markets or other similar organization, or, if that bid price is not available or if the security is not otherwise publicly traded, the market price of the security on that date as determined in good faith by the Board of Directors and set forth in a written resolution of the Board of Directors.

(h)           “Common Stock” means the common stock, par value $1.00 per share, of the Issuer.

(i)            “Conversion Price” means $5.00 per share for the Designated Preferred Stock (subject to adjustment from time to time as set forth herein).

(j)            “Conversion Rate” means the number of shares of Common Stock into which each share of Designated Preferred Stock may be converted hereunder, determined by dividing the Original Issue Price by the Conversion Price.  The initial Conversion Rate is 5.00.  Upon any decrease or increase in the Conversion Price for the Designated Preferred Stock, as described herein, the Conversion Rate shall be appropriately increased or decreased.

(k)           “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(l)            “Junior Stock” means the Common Stock and any other class or series of capital stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(m)           “Market Value” means (i) with respect to any security that is publicly traded, the average of the Closing Prices of the security over the twenty (20) Trading Day period ending five (5) Trading Days prior to the date of determination, or (ii) with respect to any security that is not publicly traded, the Closing Price (as determined in accordance with clause (iii) of the definition thereof).

(n)           “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(o)           “Original Issue Price” means $25.00 per share of Designated Preferred Stock (subject to adjustment from time to time as set forth herein).

(p)           “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(q)           “Trading Day” means, with respect to any security that is publicly traded, any day on which the exchange, market or system on which the security is traded is open for the transaction of business and the security is not suspended from trading at the close of business.

Part 3.  General Matters.  Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock.  The Designated Preferred Stock shall be perpetual, subject to the provisions of this Section 3(a).  The Designated Preferred Stock shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Part 4.  Dividends.

(a)           Rate.  Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on the Original Issue Price per share of Designated Preferred Stock outstanding.  Such dividends shall be cumulative from the Initial Dividend Commencement Date (as defined below), and shall be payable quarterly in arrears on each Dividend Payment Date immediately following the end of the Dividend Period (as defined below) to which such dividends relate.  In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accumulate as a result of that postponement.  The period from and including the first day of February, May, August and November (each, a “Dividend Commencement Date”), which for each share of Designated Preferred Stock shall commence with the Initial Dividend Commencement Date for such share, to but excluding the next following Dividend Commencement Date is herein referred to as a “Dividend Period.”  The “Initial Dividend Commencement Date” with respect to any share of Designated Preferred Stock shall be the Dividend Commencement Date immediately following the date on which such share was issued; provided, however, that for any shares of Designated Preferred Stock purchased prior to September 1, 2010, the Initial Dividend Commencement Date shall be August 1, 2010.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 days nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Part 4 (subject to the other provisions of this Section 3(a)).

(b)           Priority of Dividends.  So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock, and no Common Stock or Junior Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries, unless, in either case, all accumulated and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period, on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).  The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock solely to the extent required pursuant to binding contractual agreements entered into prior to the Original Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities of the Issuer, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Part 5.  Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and other Junior Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Original Issue Price per share outstanding and (ii) the amount of any accumulated and unpaid dividends, whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)           Partial Payment.  If in any distribution described in Part 5(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock, holders of Designated Preferred Stock shall share in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock, the holders of other capital stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)           Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Part 5, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Part 6.  Redemption Rights.

(a)           Optional Redemption.  The Issuer, at its option, subject to the prior approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time after July 31, 2015, the shares of Designated Preferred Stock at the time outstanding, upon notice to the holders of such Designated Preferred Stock as provided in Part 6(c) below, at a redemption price equal to the sum of (i) the Original Issue Price per share outstanding and (ii) except as otherwise provided below, any accumulated and unpaid dividends (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent.  Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on the Dividend Payment Date relating to such Dividend Record Date as provided in Part 4(a) above.

(b)           No Sinking Fund.  The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)           Notice of Redemption.  Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Part 6(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock.

Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility.

Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption.  In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable.  Subject to the provisions of this Section 3(a), the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time.  If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption.  If notice of redemption has been duly given and, if on or before the redemption date specified in the notice, all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date, dividends shall cease to accumulate on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f)           Status of Redeemed Shares.  Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Part 7.  Conversion.

(a)           Mandatory Conversion Rights of the Issuer.  The Issuer shall have the right, at any time on or after (but at no time before) July 31, 2015 and at the Issuer’s option to cause some or all of the shares of Designated Preferred Stock at the time outstanding to be mandatorily converted into fully paid and non-assessable shares of Common Stock at the Conversion Rate in effect on the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”) if the Closing Price of each share of Common Stock equals or exceeds one hundred and fifty percent (150%) of the then applicable Conversion Price for each of the 30 consecutive Trading Days immediately preceding the date the Issuer gives notice of Mandatory Conversion.

If the Issuer elects to cause less than all of the shares of Designated Preferred Stock to be converted in a Mandatory Conversion, the shares to be converted shall be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable.  Subject to the provisions of this Part 7(a), the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be converted from time to time pursuant to a Mandatory Conversion.

In order to exercise the right to convert shares of Designated Preferred Stock into shares of Common Stock pursuant to a Mandatory Conversion, the Issuer must provide written notice, containing the information required by this Part 7(a) (a “Mandatory Conversion Notice”), to each holder of Designated Preferred Stock subject to such Mandatory Conversion that the Issuer elects to convert the same.  The date of a Mandatory Conversion shall be a date (subject to the limitation in the first sentence of this Part 7(a)) selected by the Issuer (the “Mandatory Conversion Date”) and shall be no more than 20 days and not less than 10 days after the date on which the Issuer delivers the Mandatory Conversion Notice relating thereto.  In addition to any information required by applicable law or regulation, the Mandatory Conversion Notice shall state: (i) the Mandatory Conversion Date; (ii) the number of shares of Designated Preferred Stock to be converted; (iii) the number of shares of Common Stock to be issued upon conversion of each share of Designated Preferred Stock; and (iv) the Closing Price and the Conversion Price of each share of Common Stock and Designated Preferred Stock, respectively, on each of the 30 consecutive Trading Days immediately preceding the date the Issuer gives notice of Mandatory Conversion.  Effective immediately prior to the close of business on a Mandatory Conversion Date, the shares of Designated Preferred Stock subject to such conversion shall automatically convert to shares of Common Stock on the basis set forth in this Part 7(a).  On the Mandatory Conversion Date, holders of shares of Designated Preferred Stock so converted shall deliver to the Issuer at its principal office (or at such other office of the Issuer as the Issuer may designate by notice to such holders) during its normal business hours, the certificate or certificates for the shares so converted, duly endorsed for transfer to the Issuer (if required by the Issuer).  As soon as practicable thereafter, the Issuer shall issue and deliver to each such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid and a check or checks payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock and, subject to Part 7(d) below, the amount of all accumulated and unpaid dividends per share on the shares of Designated Preferred Stock so converted.  Until such time as a holder of shares of Designated Preferred Stock shall surrender such holder’s certificate(s) therefor as provided above, such certificate(s) shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.  A Mandatory Conversion shall be deemed to have been made immediately prior to the close of business on the Mandatory Conversion Date relating thereto.  If fewer than all the shares of Designated Preferred Stock represented by a certificate surrendered for conversion are converted, the Issuer shall issue and deliver to the holder thereof a new certificate representing the unconverted shares without charge to such holder.

(b)           Optional Conversion Rights of Holders.  Each holder of Designated Preferred Stock shall have the right, at any time and at such holder’s option, to convert all or any portion of such holder’s Designated Preferred Stock into fully paid and non-assessable shares of Common Stock at the Conversion Rate in effect on the Optional Conversion Date (as defined below) (an “Optional Conversion”).

In order to exercise the right to convert shares of Designated Preferred Stock into shares of Common Stock pursuant to an Optional Conversion, a holder of Designated Preferred Stock must (i) provide written notice (an “Optional Conversion Notice”) to the Issuer that the holder elects to convert the same and setting forth the number of shares of Designated Preferred Stock to be converted and the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued; and (ii) surrender to the Issuer the certificate or certificates therefor, duly endorsed for transfer to the Issuer (if required by the Issuer), at the principal office of the Issuer or of any transfer agent for the Designated Preferred Stock.  Upon receipt of such notification and surrender (the “Optional Conversion Date”), the Issuer shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Designated Preferred Stock a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid and a check or checks payable to such holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock and, subject to Part 7(d) below, the amount of all accumulated and unpaid dividends per share on the shares of Designated Preferred Stock so converted.  An Optional Conversion shall be deemed to have been made immediately prior to the close of business on the Optional Conversion Date relating thereto.  If fewer than all the shares of Designated Preferred Stock represented by a certificate surrendered for conversion are converted, the Issuer shall issue and deliver to the holder thereof a new certificate representing the unconverted shares without charge to such holder.

(c)           No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Designated Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Issuer shall pay cash equal to the product of such fraction multiplied by the Market Value of one share of Common Stock on the date of conversion.  For such purpose, all shares of Designated Preferred Stock held by each holder of Designated Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

(d)           Other Conversion Procedures.  Effective immediately prior to the close of business on a Mandatory Conversion Date or Optional Conversion Date, as applicable, dividends shall no longer be authorized and accumulate on any converted shares of Designated Preferred Stock and such shares of Designated Preferred Stock shall cease to be outstanding, in each case, subject to the right of holders thereof to receive any accumulated and unpaid dividends on such shares and any other payments (including cash in lieu of fractional shares) to which they are otherwise entitled pursuant to this Section 3(a) or elsewhere in the Charter.

Any accumulated and unpaid dividends payable on shares of Designated Preferred Stock that are converted hereunder on a Mandatory Conversion Date or Optional Conversion Date, as applicable, which occurs subsequent to the Dividend Record Date for a Dividend Period shall be paid to the holder of record of the converted shares on (but not before) the Dividend Payment Date relating to such Dividend Record Date as provided in Part 4(a) above.

The person or persons entitled to receive shares of Common Stock and/or cash (including payments of accumulated and unpaid dividends and cash in lieu of fractional shares) issuable and/or payable upon conversion of Designated Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date or the Optional Conversion Date, as applicable.  In the event that a holder shall not by written notice designate the name in which shares of Common Stock and/or cash (including payments of accumulated and unpaid dividends and cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Designated Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Issuer shall be entitled to register and deliver such shares, and make such payment, in the name of the holder of the shares of Designated Preferred Stock so converted and in the manner shown on the records of the Issuer or, in the case of global certificates or uncertificated shares, through book-entry transfer through The Depository Trust Company or other similar facility.

(e)           Reservation of Stock Issuable Upon Conversion.  The Issuer shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Designated Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Designated Preferred Stock, the Issuer will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f)           Adjustments to Conversion Price.

(i)           Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(ii)          Adjustments for Subdivisions or Combinations of Designated Preferred Stock.  In the event the outstanding shares of Designated Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Designated Preferred Stock, the Applicable Dividend Rate, Original Issue Price and Liquidation Preference of Designated Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Designated Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Designated Preferred Stock, the Applicable Dividend Rate, Original Issue Price and Liquidation Preference of the Designated Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(iii)         Adjustments for Reclassification, Exchange and Substitution.  Subject to Part 5 above (Liquidation Rights), if the Common Stock issuable upon conversion of Designated Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of capital stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of Designated Preferred Stock shall have the right thereafter to convert such shares of Designated Preferred Stock into a number of shares of such other class or classes of capital stock which a holder of the number of shares of Common Stock deliverable upon conversion of Designated Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(iv)         Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Part 7(f), the Issuer at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Issuer shall, upon the written request at any time of any holder of Designated Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Designated Preferred Stock.

(v)          Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Designated Preferred Stock may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of such Designated Preferred Stock either before or after the issuance causing the adjustment.  Any such waiver shall bind all future holders of shares of Designated Preferred Stock.

(g)           Status of Converted Shares.  Shares of Designated Preferred Stock that are converted in accordance with the Charter shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Part 8.  Voting Rights.  The holders of Designated Preferred Stock shall not have any voting rights except as from time to time required by law.

Part 9.  Record Holders.  To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Part 10.  Notices.  All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Section 3(a) or elsewhere in the Charter, in the Bylaws or by applicable law.  Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Part 11.  No Preemptive Rights.  No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Part 12.  Replacement Certificates.  The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer.  The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Part 13.  Other Rights.  The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Section 3(a) or elsewhere in the Charter or as provided by applicable law.”

3.           Except as amended by these Articles of Amendment, the Charter shall remain in full force and effect.

4.           The foregoing amendments to the Charter were authorized by the board of directors of the corporation pursuant to resolutions adopted by written consent on June 16, 2010, without shareholder approval as no such approval was required.

5.           The foregoing amendments to the Charter will be effective upon the filing of these Articles of Amendment with the Secretary of State of the State of Tennessee.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by its duly authorized officer this ____ day of ____________, 2010.

CORNERSTONE BANCSHARES, INC.

By:
Name:	Nathaniel F. Hughes
Title:	President and Chief Executive Officer